SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [x]
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[X]	Preliminary Proxy Statement	[ ]	Confidential, for use of the Commission
[ ]	Definitive Proxy Statement		only (as permitted by Rule 14a-6(e)(2))

Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

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(2) Aggregate number of securities to which transaction applies: N/A

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(4) Proposed maximum aggregate value of transaction:  N/A

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[ ]	Fee paid previously with preliminary materials. N/A

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STATE STREET/RAMIUS MANAGED FUTURES STRATEGY FUND

__________, 2015

Dear Shareholder:

The shareholders of the State Street/Ramius Managed Futures Strategy Fund (the “Fund”) are being asked to approve the appointment of PGR Capital LLP (“PGR”) and QMS Capital Management LP (“QMS”) as new trading advisors for the Fund.

Ramius Trading Strategies LLC (“Ramius”) and SSgA Funds Management, Inc. (“SSgA FM”) are the investment advisor and sub-advisor to the Fund, respectively.  The Fund pursues its managed futures strategy primarily by investing up to 25% of its total assets in Ramius Trading Strategies MF Ltd., a wholly-owned Cayman Islands subsidiary of the Fund (the “Subsidiary”).  The Subsidiary invests the majority of its assets in limited liability companies or other business entities (each a “Trading Entity”) managed by various commodity trading advisors (each a “Trading Advisor”).

Under the proposed advisory structure, Ramius and SSgA FM would continue as the investment advisor and sub-advisor to the Fund, respectively, and each of the current Trading Advisors -- Aspect Capital Limited, Fulcrum Asset Management Ltd and Fulcrum Asset Management LLP (as sub-advisor), IPM Informed Portfolio Management AB, Lynx Asset Management AB and Winton Capital Management Limited -- would continue to serve as Trading Advisors for the Fund along with PGR and QMS.

Ramius expects that the aggregate annual asset-based fee rate paid indirectly by the Fund (through the Trading Entities) to the Trading Advisors will decrease in connection with the proposed appointment of PGR and QMS as Trading Advisors.  In addition, effective January 1, 2015, Ramius has reduced the Fund’s annual management fee from 1.60%  to 1.35% of average daily net assets, and reduced the annual cap on total annual fund operating expenses for each class of the Fund by 20 basis points (to 1.90% for Class A shares and 1.65% for Class I shares).

The Fund is a series of Investment Managers Series Trust (the “Trust”).  In December 2014, upon the recommendation of Ramius and SSgA FM and after careful consideration, the Trust’s Board of Trustees approved the appointment of each of PGR and QMS as a new Trading Advisor for the Fund, effective shortly after the date such appointment is approved by a majority of the outstanding shares of the Fund.

The proposed appointment of PGR and QMS as new Trading Advisors for the Fund does not affect the Fund’s investment objectives, policies or restrictions, and shareholders are not being asked to approve any changes to the Fund’s investment objectives, policies or restrictions.

***********************

If you owned shares in the Fund as of the close of business on ___________, 201_, you are entitled to vote at the meeting.

The Board of Trustees has concluded that appointing each of PGR and QMS as a Trading Advisor to the Fund would serve the best interests of the Fund and its shareholders.  The Board of Trustees recommends that you vote FOR each proposal after carefully reviewing the enclosed materials.

Your vote is important.  Upon completing your review, please take a moment to sign and return your proxy card in the enclosed postage paid return envelope.  If we do not hear from you after a reasonable amount of time, you may receive a telephone call from us reminding you to vote your shares.  On behalf of the Board of Trustees, we thank you for your continued investment in the Fund.

Sincerely,

Maureen Quill
President

STATE STREET/RAMIUS MANAGED FUTURES STRATEGY FUND

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On ____________, 2015

A Special Meeting of Shareholders of the State Street/Ramius Managed Futures Strategy Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust), will be held on ____________, 2015, at ____ _.m., local time, at the office of _______________________, _____________________.  At the meeting, we will ask the shareholders of the Fund to vote on:

1.	The appointment of PGR Capital LLP as a new Trading Advisor for the Fund.

2.	The appointment of QMS Capital Management LP as a new Trading Advisor for the Fund.

3.	Any other matters that properly come before the meeting.

The Board of Trustees of the Trust has unanimously approved Proposals 1 and 2.  ACCORDINGLY, THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 AND 2.  Please read the accompanying Proxy Statement for a more complete discussion of the Proposals.

Shareholders of the Fund of record as of the close of business on ______________, 201_, are entitled to notice of, and to vote at, the Fund’s Special Meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT – PLEASE SIGN, DATE AND RETURN YOUR
PROXY PROMPTLY.

You are invited to attend the Special Meeting.  If you cannot do so, please complete and return in the enclosed postage paid return envelope the accompanying proxy, which is being solicited by the Board of Trustees of the Trust, as promptly as possible.  This is important for the purpose of ensuring a quorum at the Special Meeting.  You may revoke your proxy at any time before it is exercised by signing and submitting a revised proxy, by giving written notice of revocation to the Trust at any time before the proxy is exercised, or by voting in person at the Special Meeting.

By order of the Board of Trustees,

Maureen Quill
President
_____________, 2015

PROXY STATEMENT

STATE STREET/RAMIUS MANAGED FUTURES STRATEGY FUND

The Board of Trustees of Investment Managers Series Trust (the “Trust”) is sending this Proxy Statement to the shareholders of the State Street/Ramius Managed Futures Strategy Fund series of the Trust (the “Fund”) in connection with the solicitation of voting instructions for use at a special meeting of shareholders of the Fund (the “Meeting”) for the purposes set forth below and in the accompanying Notice of Special Meeting of Shareholders.

This Proxy Statement is being mailed on or about ___________, 2015, to the shareholders of the Fund of record as of ___________, 201_ (the “Record Date”).  As of the Record Date, ___________ shares of the Fund were outstanding.  Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is in Appendix A.  To the knowledge of the Trust, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

Important Notice Regarding Availability of Proxy Materials for the Meeting to be Held on ___________, 2015.  This Proxy Statement is available on the Internet at ___________.

INTRODUCTION

The Fund began operation on September 13, 2011.  Since the Fund’s inception, Ramius Trading Strategies LLC (“Ramius”) has served as the Fund's investment advisor.  Subject to the general supervision of the Board of Trustees of the Trust, Ramius is responsible for managing the Fund in accordance with the Fund’s investment objective and policies described in the Fund's current Prospectus.  As the Fund’s investment advisor, Ramius has the ability to delegate day-to-day portfolio management responsibilities to one or more sub-advisors, and in that connection is responsible for making recommendations to the Board of Trustees with respect to hiring, termination and replacement of any sub-advisor of the Fund.  Since September 15, 2014, SSgA Funds Management, Inc. (“SSgA FM”) has served as the sub-advisor to the Fund.

The Fund pursues its managed futures strategy primarily by investing up to 25% of its total assets in Ramius Trading Strategies MF Ltd., a wholly-owned subsidiary of the Fund formed under the laws of the Cayman Islands (the “Subsidiary”).  The Subsidiary is advised by Ramius, is sub-advised by SSgA FM, and has the same investment objective as the Fund.  The Subsidiary invests the majority of its assets in limited liability companies or other business entities (each a “Trading Entity” and collectively the “Trading Entities”), the trading of each of which is managed on a discretionary basis by a different third-party commodity trading advisor (a “Trading Advisor”) pursuant to such Trading Advisor’s commodity-related investment program (a “Managed Futures Program”).  Each Trading Entity is wholly owned by the Subsidiary and thus indirectly wholly owned by the Fund.

Subject to Ramius’ oversight, SSgA FM monitors the performance of the Trading Advisors and the Trading Entities.  Subject to Ramius’ oversight, SSgA FM seeks to achieve the Fund’s investment objective by allocating and reallocating the Subsidiary’s assets among Trading Entities.  SSgA FM is not required to allocate or reallocate assets to all Trading Entities or to allocate assets evenly among the Trading Entities.  SSgA FM allocates the assets of the Subsidiary among the Trading Entities to provide exposure to Managed Futures Programs that SSgA FM believes to be complementary to one another and consistent with the aim of moderating risk by diversifying the Fund’s exposure to futures contracts and other derivative instruments across trading methodologies, trading time horizons, sectors and geography.

Each of the following Trading Advisors is currently directing the trading of a different Trading Entity pursuant to a Managed Futures Program:

•	Aspect Capital Limited
10 Portman Square, London W1H 6AZ, UK

•	Fulcrum Asset Management Ltd and Fulcrum Asset Management LLP (as sub-advisor)
Marble Arch House, 66 Seymour Street, London W1H 5BT, UK

•	IPM Informed Portfolio Management AB
Master Samuelsgatan 6, Stockholm, Sweden

•	Lynx Asset Management AB
Norrmalmstorg 12, Stockholm, Sweden

•	Winton Capital Management Limited
Grove House, 27 Hammersmith Grove, London W6 0NE, UK

Proposed Appointment of New Trading Advisors

At a meeting of the Trust’s Board of Trustees held on December 16 and 17, 2014, upon the recommendation of Ramius and SSgA FM and after careful consideration, the Board of Trustees approved the appointment of each of PGR Capital LLP (“PGR”) and QMS Capital Management LP (“QMS”) as a new Trading Advisor for the Fund as described in and in accordance with the terms of its respective Proposed Trading Advisory Agreement (as defined below), effective shortly after the date such appointment is approved by a majority of the outstanding shares of the Fund.

If the Board’s appointment of PGR and/or QMS as a Trading Advisor for the Fund is approved by a majority of the Fund’s outstanding shares, the following will occur:

•	A new Trading Entity for each of PGR and/or QMS, as applicable, will be created.
•	The Trading Entity will enter into a trading advisory agreement (a “Proposed Trading Advisory Agreement”) with PGR or QMS, as applicable.
•	The Subsidiary will invest in the Trading Entity, which will be a wholly-owned subsidiary of the Subsidiary.

The Fund will obtain shareholder approval for each Proposed Trading Advisory Agreement prior to such Agreement becoming effective.

The proposed appointment of either of PGR or QMS as a new Trading Advisor for the Fund will not affect the Fund’s investment objectives, policies or restrictions, and shareholders are not being asked to approve any changes to the Fund’s investment objectives, policies or restrictions.  Ramius and SSgA FM will continue as the Fund’s investment advisor and sub-advisor, respectively, and each of the Fund’s current Trading Advisors will continue to manage its respective Trading Entity, subject to SSgA FM’s ability to reallocate the assets among the Trading Entities.

Ramius expects that the aggregate annual asset-based fee rate paid indirectly by the Fund (through the Trading Entities) to the Trading Advisors will decrease in connection with the proposed appointment of PGR and QMS as Trading Advisors.  In addition, effective January 1, 2015, Ramius reduced the Fund’s annual management fee from 1.60%  to 1.35% of average daily net assets, and reduced the annual cap on total annual fund operating expenses for each class of the Fund by 20 basis points (to 1.90% for Class A shares and 1.65% for Class I shares).

Ramius Investment Advisory Agreement

Ramius, located at 599 Lexington Avenue, New York, New York 10022, serves as the investment advisor to the Fund pursuant to an investment advisory agreement with the Trust (the “Advisory Agreement”) dated as of September 13, 2011, which was approved by the Board on June 28-29, 2011, and by the initial shareholder of the Fund on September 12, 2011.  Pursuant to the Advisory Agreement, the Fund is obligated to pay Ramius an annual management fee equal to 1.60% of the Fund’s average daily net assets (which Ramius has decreased to 1.35% effective January 1, 2015) , subject to the Expense Caps (as defined below).  For the fiscal year ended December 31, 2014, the Fund paid Ramius $1,472,032 in net advisory fees.

Ramius has contractually agreed to waive its fees and/or pay for operating expenses of the Fund to ensure that total annual fund operating expenses (excluding any (i) expenses included in the “Subsidiary expenses, including Trading Entity expenses” line item in the “Fees and Expenses of the Fund” table set forth in the Fund’s prospectus, (ii) acquired fund fees and expenses, (iii) interest, (iv) taxes, (v) dividends on short positions, (vi) brokerage commissions, (vii) front-end or contingent deferred loads, (viii) expenses incurred in connection with any merger or reorganization and (ix) extraordinary expenses such as litigation expenses) do not exceed 2.10% and 1.85% of the average daily net assets of the Fund’s Class A and Class I shares, respectively (the “Expense Caps”).  The Expense Caps have been decreased to 1.90% and 1.65% for Class A and Class I shares, respectively, effective January 1, 2015.  This agreement is effective until April 30, 2016, and may be terminated before that date only by the Trust’s Board of Trustees.  Ramius is permitted to seek reimbursement from the Fund, subject to certain limitations, for fees it waived and Fund expenses it reimbursed for a period of three years from the date of the waiver or payment.

SSgA FM Sub-Advisory Agreement

SSgA FM, located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, serves as the sub-advisor to the Fund pursuant to the following sub-advisory agreements  (together the “Sub-Advisory Agreements”):

•
A sub-advisory agreement among Ramius, SSgA FM and the Trust on behalf of the Fund with respect to the portion of the Fund’s assets that is not invested in futures contracts or used as margin for Fund investments (the “Fixed Income Portfolio”), and

•
A sub-advisory agreement among Ramius, SSgA FM, the Trust on behalf of the Fund, and the Subsidiary with respect to the Fund’s investment program, including management of the assets of the Subsidiary and determination of the portion of the Fund’s assets to be allocated to the Subsidiary (collectively the “Investment Program”).

The Sub-Advisory Agreements are dated as of September 10, 2014, were approved by the Board on June 19, 2014, and by the shareholders of the Fund on September 10, 2014.  Under the Sub-Advisory Agreement with respect to the Investment Program, Ramius pays SSgA FM’s sub-advisory fees.  Under the Sub-Advisory Agreement with respect to the Fixed Income Portfolio, the Fund pays SSgA FM annual sub-advisory fees based on the following fee schedule: 0.0825% for the first $250 million of net assets, 0.0750% for the next $250 million and 0.0600% for net assets over $500 million.

PROPOSALS 1 AND 2:  APPOINTMENT OF PGR CAPITAL LLP AND QMS CAPITAL MANAGEMENT LP AS NEW TRADING ADVISORS FOR THE FUND

At an in-person meeting on December 16 and 17, 2014, the Board of Trustees of the Trust (the “Board”) considered the proposed appointment of PGR and QMS as new trading advisors for the Fund.  The Board, including the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), voted unanimously to approve each Proposed Trading Advisory Agreement for an initial two-year term, and to recommend approval of the appointment of each of PGR and QMS as a trading advisor to the shareholders of the Fund.

The Proposed Trading Advisory Agreements

Under each Proposed Trading Advisory Agreement the Trading Advisor will manage on a discretionary basis the trading of its corresponding Trading Entity.  Each Trading Entity will pay its Trading Advisor a management fee based on the Trading Entity’s investment exposure (which Ramius expects will exceed the Trading Entity’s total assets).  Under the terms of the Proposed Trading Advisory Agreements, neither PGR nor QMS will be liable to the Trading Entity it manages or any other party for any acts or omissions, any error of judgment or for any losses, except in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under the Proposed Trading Advisory Agreement.

If approved by the shareholders of the Fund, a Proposed Trading Advisory Agreement would continue in force for a period of two years after the effective date of the Agreement (which will be no earlier than the date the Agreement is approved by the shareholders of the Fund), unless sooner terminated as provided in the Agreement. The Proposed Trading Advisory Agreement would continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

Each Proposed Trading Advisory Agreement would automatically terminate in the event of its assignment (as defined in the 1940 Act), or upon the dissolution and winding up of the respective Trading Entity to which it relates.  Each Proposed Trading Advisory Agreement could be terminated at any time by the Trading Entity (which would effect such termination upon instruction to do so by the Board of Trustees of the Trust) without the payment of any penalty upon 30 days’ prior written notice; by the Trading Advisor on 60 days’ prior written notice; or by either the Trading Advisor or the Trading Entity upon ten days’ prior written notice to the other party following the occurrence of a material breach of the Agreement by the other party that has not been cured within a reasonable period.

Consideration of Proposed Trading Advisory Agreements

In advance of the meeting, the Board received information about the Fund and each Proposed Trading Advisory Agreement from Ramius, PGR and QMS, as well as from Mutual Fund Administration, LLC and UMB Fund Services, Inc., the Trust’s co-administrators, certain portions of which are discussed below. The materials, among other things, included information about the organization and financial condition of PGR and QMS; information regarding the background and experience of relevant personnel who would be providing services to the Fund through the Trading Entities;  reports of the relative performance over various time periods of certain accounts managed by PGR and QMS using the investment strategies similar to those they would use in managing the assets of their respective Trading Entities;  information about fees charged by PGR and QMS to other clients; and information about PGR’s and QMS’ policies and procedures, including their compliance manuals and brokerage and trading procedures.  The Board also received a memorandum from the independent legal counsel to the Independent Trustees discussing the legal standards under the 1940 Act and other applicable law for their consideration of the proposed approval of each Proposed Trading Advisory Agreement.

In approving each Proposed Trading Advisory Agreement, the Board and the Independent Trustees considered a variety of factors, including those discussed below. In their deliberations, the Board and the Independent Trustees did not identify any particular factor that was controlling, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of Services

The Board reviewed the performance returns for periods ended October 31, 2014, of certain accounts managed by PGR and QMS using strategies similar to those they would use to manage the assets of their corresponding Trading Entities.  The Board observed that the returns of the PGR accounts exceeded the returns of the Barclays CTA Index in 2013, 2011, 2010, and 2009, although the PGR accounts had underperformed relative to the Index in 2014 (by one basis point) and 2012 (by 1,280 basis points).  The Board also observed that the returns of the PGR accounts had exceeded the return of the S&P 500 Index in 2011, but were less than the returns of the Index for every other year since 2009 (by a range of one basis point to 3,050 basis points).  In considering PGR’s performance, the Board considered explanations by Ramius and SSgA FM that PGR uses a trend-following investment strategy; that the period since PGR’s inception in 2009 had been a relatively difficult period for such strategies; and that the Barclays CTA Index is a more meaningful benchmark than the S&P 500 Index for measuring the performance of the PGR accounts.

With respect to QMS, the Board observed that the returns of the QMS accounts exceeded the returns of the Barclays CTA Index in 2013, 2012 and 2011, although the returns of the accounts were less than the returns of the Index in 2014 and 2010 (by 220 basis points and 130 basis points, respectively). The Board also observed that the returns of the QMS accounts exceeded the returns of the S&P 500 Index in 2011, but were less than the returns of the Index for every other year since 20010 (by a range of 500 basis points to 950 basis points).  In considering the performance of the QMS accounts, the Board noted that Ramius and SSgA FM considered the Barclays CTA Index to be a more meaningful benchmark than the S&P 500 Index for measuring such performance.

The Board also considered the overall quality of services proposed to be provided by each of PGR and QMS to its respective Trading Entity.  In doing so, the Board considered the specific responsibilities each of PGR and QMS would have for management of the Trading Entity as well as the qualifications, experience and responsibilities of the personnel who would be involved in the activities of the Trading Entity.  The Board also considered the overall quality of PGR’s and QMS’ organizations and operations and their compliance structures.  Based on its review, the Board and the Independent Trustees concluded that each of PGR and QMS had sufficient quality and depth of personnel, resources and investment methods necessary to perform its duties to its Trading Entity under its Proposed Trading Advisory Agreement.  The Board and the Independent Trustees also concluded that, based on the various factors they had reviewed, the nature, overall quality, and extent of the management and oversight services expected to be provided by each of PGR and QMS to its Trading Entity would be satisfactory.

In addition, the Board considered its familiarity with the overall quality of the oversight services provided by Ramius and SSgA FM to the Fund in monitoring the activities of the current Trading Advisors, and the Board and Independent Trustees concluded that the nature, quality and extent of such services provided with respect to PGR and QMS would be satisfactory.

Fees and Economies of Scale

The Board reviewed information regarding the fees to be charged by each of PGR and QMS with respect to its Trading Entity, and observed that such fees were reasonable and consistent with the fees charged by the Trading Advisors to other Trading Entities and by PGR and QMS to their other clients.  The Board and the Independent Trustees concluded that the compensation payable to each of PGR and QMS under its Proposed Trading Advisory Agreement was fair and reasonable in light of the nature and quality of the services it was expected to provide to its Trading Entity.

The Board also considered the potential benefits received by each of PGR and QMS as a result of its relationship with the Fund other than the fees paid to it, including research services that may be made available to it by broker-dealers or commodity futures merchants providing execution services for the Trading Entity it manages, and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.  They also noted that although the proposed trading advisory fees did not include fee breakpoints, the asset levels of the Fund were not currently likely to lead to significant economies of scale, and that any such economies would be considered in the future, as the Fund’s assets grow.

Conclusion

Based on these and other factors, the Board and the Independent Trustees concluded that approval of each Proposed Trading Advisory Agreement is in the best interests of the Fund and its shareholders and, accordingly, approved each Proposed Trading Advisory Agreement.

Information Regarding PGR Capital LLC

PGR is registered with the Commodity Futures Trading Commission as a commodity trading advisor and is ultimately owned by owned by its principals, Nigel Gent, Peter Rogers, Edward Pyke and Casey Grylls. As of January 1, 2015, the trading level of PGR was approximately £242.27 million.

The names and principal occupations of each principal executive officer and director of PGR are listed below.  Unless otherwise noted, the address of each person listed is PGR Capital LLP, Liberty House, 222 Regent Street, London W1B 5TR, United Kingdom.

Name	Principal Occupation
Casey Bow Henry Vere Grylls	Partner, Business Development
Edward Aubone Pyke	Partner, Research and Risk
Nigel David Gent	Partner, CIO
Peter Edward Rogers	Partner, Research and Execution
Susanna Catherine Mary Greeley	Compliance Officer

PGR has indicated that it does not serve as investment advisor or sub-advisor to any other registered fund with the same investment objective as the Fund.

Information Regarding QMS Capital Management LP

QMS is registered with the Commodity Futures Trading Commission as a commodity trading advisor and with the Securities and Exchange Commission as an investment advisor.  QMS is ultimately owned by owned by its principal executive officers, Michael Brandt, Peter Nolan, Adil Nathani, Daryl Caldwell, William Schwartz and Richard O’Brien. The trading level of QMS was approximately $896 million as of December 31, 2014.

The names and principal occupations of each principal executive officer and director of QMS are listed below.  Unless otherwise noted, the address of each person listed is 240 Leigh Farm Road, Durham, North Carolina 27707.

Name	Principal Occupation
Michael Brandt	Chief Investment Officer
Adil Nathani	Chief Financial Officer/Chief Risk Officer
Peter Nolan	Head of Business Development
Richard O’Brien	Head of Trading
Daryl Caldwell	Head of Portfolio Construction
William Schwartz	General Counsel, Chief Compliance Officer, Chief Operating Officer

QMS has indicated that it does not serve as investment advisor or sub-advisor to any other registered fund with the same investment objective as the Fund.

Required Vote

Each Proposal requires approval by the vote of a “majority of the outstanding voting securities” of the Fund as defined in the 1940 Act.  This means the lesser of (1) 67% or more of the shares of the Fund present at the Meeting if the owners of more than 50% of the Fund’s shares then outstanding are present in person or by proxy, or (2) more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting.  If either Proposal is not approved, the Proposed Trading Advisory Agreement which is the subject of that Proposal will not become effective.  In that event, Ramius and the Board of Trustees will take appropriate action with respect to management of the Fund, which may include but is not limited to appointment of another entity or entities to serve as a trading advisor for the Fund (which would also require shareholder approval).

THE BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF THE FUND APPOINT EACH OF PGR AND QMS AS A TRADING ADVISOR FOR THE FUND.

VOTING PROCEDURES

How to Vote

This Proxy is being solicited by the Board of Trustees of the Fund.  You can vote by mail or in person at the Meeting.

To vote by mail, sign and send us the enclosed Proxy voting card in the postage paid return envelope provided.  If you vote by Proxy, you can revoke your Proxy by notifying the Secretary of the Trust in writing, or by returning a Proxy with a later date.  You also can revoke a Proxy by voting in person at the Meeting.  Even if you plan to attend the Meeting and vote in person, please return the enclosed Proxy card.  This will help us ensure that an adequate number of shares are present at the Meeting.

Proxy Solicitation

The Fund will bear the expenses incurred in connection with preparing this Proxy Statement.  In addition to the solicitation of proxies by mail, officers of the Trust and officers and employees of Ramius, without additional compensation, may solicit proxies in person or by telephone.  AST Solutions LLC has also been engaged to assist in the solicitation of proxies, at an estimated cost of $_________. Ramius and SSgA FM will pay all of the costs of AST Solutions LLC.

Quorum and Voting Requirements

The presence in person or by proxy of one third of the outstanding shares of the Fund entitled to vote will constitute a quorum for the Meeting.  If a quorum is not present, sufficient votes are not received by the date of the Meeting, or the holders of shares present in person or by proxy determine to adjourn the Meeting for any other reason, a person named as proxy may propose one or more adjournments from time to time to permit further solicitation of proxies.  The Fund will count all shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the person entitled to vote, and the broker or nominee does not have discretionary voting power on the matter) as shares that are present and entitled to vote for purposes of determining a quorum.  A majority of shares of the Fund represented at the meeting can adjourn the Meeting.  The persons named as proxies will vote in favor of adjournment those shares of the Fund which they represent if adjournment is necessary to obtain a quorum or to obtain a favorable vote on any proposal.  “Broker non-votes” and abstentions will have the effect of votes against adjournment.

The Fund will count the number of votes cast “for” approval of each proposal to determine whether sufficient affirmative votes have been cast with respect to the proposal.  Assuming the presence of a quorum, abstentions and broker non-votes have the effect of negative votes.

Information Regarding the Officers and Trustees of the Trust

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Ramius, PGR or QMS.  In addition, since December 31, 2012, no Trustee has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Ramius, PGR or QMS, any of their parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

GENERAL INFORMATION

The principal executive offices of the Trust are located at 235 West Galena Street, Milwaukee, Wisconsin 53212.  Mutual Fund Administration, LLC, 2220 E. Route 66, Suite 226, Glendora, California 91740, serves as the Trust’s co-administrator, and UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, Wisconsin 53212, serves as the Trust’s other co-administrator and as the Trust’s transfer agent and fund accountant.  The Trust’s principal underwriter is IMST Distributors, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.  UMB Bank National Association, 928 Grand Blvd, 5th Floor, Kansas City, Missouri 64106, serves as the custodian for the portfolio securities, cash and other assets of the Trust.  Counsel to the Trust and the Independent Trustees is Morgan, Lewis & Bockius LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request, once those reports become available. Requests for such reports should be directed to the State Street/Ramius Managed Futures Strategy Fund, c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, Wisconsin 53212, or by calling 1-877-6RAMIUS (1-877-672-6487).

Submission of Proposals for Next Meeting of Shareholders

The Fund does not hold shareholder meetings annually. Any shareholder who wishes to submit a proposal to be included in the Fund’s proxy statement and form of proxy card for the Fund’s next meeting of shareholders should send the proposal to the Fund so that it will be received within a reasonable time before the Fund begins to print and mail its proxy materials relating to such meeting.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the State Street/Ramius Managed Futures Strategy Fund

Shareholder Name and Address	Number of Shares Owned	Percentage of Shares Owned as of ___________, 201_